Exhibit 99.1

Contact:  Roy Israel
          (516) 829-4343

               clickNsettle.com Reports Third Quarter Financials;
             Eighth Successive Quarter of Improved Operating Results

GREAT NECK, N.Y., May 14, 2003/PR Newswire/ -- clickNsettle.com, Inc. (OTCBB:
CLIK), a global provider of innovative dispute resolution solutions, today announced its revenues and results for the third quarter and nine months ended March 31, 2003. Revenues for the third quarter of fiscal 2003 declined 2.6% to $858,934 from $881,992 for the third quarter of fiscal 2002. Net loss to common stockholders decreased from ($287,696) for the prior year quarterly period to ($213,025) for the present year period. Net loss per common share also improved from ($0.20) per share a year ago to ($0.15) per share for the present period. Operating income (loss) improved from ($298,863) for the quarter ended March 31, 2002 to ($217,371) for the quarter ended March 31, 2003.

Revenues for the nine months ended March 31, 2003 rose 4% to $2,814,132 from $2,709,889 for the nine months ended March 31, 2002. Net loss to common stockholders improved from ($1,029,376) for the prior year nine-month period to ($536,729) for the present year period. Net loss per common share also improved from ($0.73) per share a year ago to ($0.38) per share for the present period. Operating income (loss) decreased from ($1,016,276) for the nine months ended March 31, 2002 to ($548,037) for the nine months ended March 31, 2003.

Roy Israel, President & CEO of clickNsettle.com stated, "Our third quarter of fiscal year 2003 marked the eighth successive quarter of year-to-year improvement in operating results. This was accomplished despite the inclement weather experienced in the Northeast during the current year's quarter, which resulted in a number of cancelled and adjourned cases as our company is well established in this region. Going forward, we see great opportunity for arbitration and mediation services nationwide, as well as an expansion in the client base for these services in general. I am optimistic that our investments in intellectual property, corporate branding and our unique case management and oversight system will distinguish NAM and allow us to capitalize on the increasing demand for ADR services. From a marking/sales perspective, the challenge is clearly for us to exploit the advantages we have. From a shareholder's viewpoint, we recognize that we are in a "show me" position with respect to our revenues. Consistent with this, I believe we are positioned to realize the growth potential that is developing in our sector."

About clickNsettle.com

Headquartered in Great Neck, New York, clickNsettle.com, Inc. provides dispute resolution services and software/web-enabled tools designed to enhance and streamline the traditional and often time-consuming and expensive legal process. clickNsettle.com offers customized solutions built upon a sophisticated technology platform that enables users to resolve disputes more quickly and efficiently than ever before possible.

clickNsettle.com features a comprehensive suite of dispute resolution tools and access to a network of approximately 1,500 highly qualified hearing officers in the United States and abroad. clickNsettle.com provides an interactive portal of communication and information between client and administrator.

The statements contained in the release contain forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expenditures expressed in the Company's forward-looking statements. These factors include changes in the insurance and legal industries; the Company's inability to retain current or new hearing officers; changes in the public court system; and the degree and timing of the market's acceptance of its arbitration and mediation programs and electronic oversight applications.

                                 Table to follow
                     clickNsettle.com, Inc. and Subsidiaries
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                           Three months ended March 31,    Nine months ended March 31,
                                                               2003          2002               2003          2002
                                                          -----------    -----------       -----------    -----------
Net revenues                                              $   858,934    $   881,992       $ 2,814,132    $ 2,709,889
                                                          -----------    -----------       -----------    -----------
Operating costs and expenses
  Cost of services                                            194,869        235,318           653,398        674,613
  Sales and marketing expenses                                254,547        351,247           842,077      1,165,585
  General and administrative expenses                         626,889        594,290         1,866,694      1,885,967
                                                          -----------    -----------       -----------    -----------

                                                            1,076,305      1,180,855         3,362,169      3,726,165
                                                          -----------    -----------       -----------    -----------

      Loss from operations                                   (217,371)      (298,863)         (548,037)    (1,016,276)

Other income (expenses)
   Investment income (loss)                                       579          8,023             4,058        (24,267)
   Other income                                                 3,767          3,144             7,250         11,167
                                                          -----------    -----------       -----------    -----------

                                                                4,346         11,167            11,308        (13,100)
                                                          -----------    -----------       -----------    -----------

       Loss before income taxes                              (213,025)      (287,696)         (536,729)    (1,029,376)

Income taxes                                                       --             --                --             --
                                                          -----------    -----------       -----------    -----------

         NET LOSS                                         $  (213,025)   $  (287,696)      $  (536,729)   $(1,029,376)
                                                          ===========    ===========       ===========    ===========

Net loss per common share - basic and diluted             $     (0.15)   $     (0.20)      $     (0.38)   $     (0.73)
                                                          ===========    ===========       ===========    ===========

Weighted-average shares outstanding - basic and diluted     1,408,176      1,408,176         1,408,176      1,417,293
                                                          ===========    ===========       ===========    ===========